Registrant's principal executive officer and principal financial officer, following an evaluation within 90 days prior to the filing date of this Report of the disclosure controls and procedures as defined in rule 30a-2(c) under the Act applicable to the Registrant and maintained by Registrant's service providers in connection with the services such providers have agreed to provide Registrant, conclude as follows:

1.the disclosure controls and procedures reflect a cumulative process involving the Registrant's service providers;

2. the cumulative process seeks to ensure that the information required to be disclosed by the Registrant in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time period specified in the Commission's rules and forms and that the information required to be disclosed by the Registrant in these reports is accumulated and communicated to the Registrant's management including its principal executive and financial officer, as appropriate to allow timely decisions regarding required disclosure; and that

3. this process is effective with regards to its purpose.